Exhibit 99.1

Warrior Met Coal Announces Fourth Quarter and Full Year 2018 Results

Company records best-ever sales and production volume for full year
Exceeds guidance targets for 2018
Returned $400 million to shareholders through dividends and stock repurchases
Robust demand for premium met coal underpins strong outlook for 2019
Warrior continues to advance its world-class Blue Creek growth project

BROOKWOOD, AL - February 21, 2019 - Warrior Met Coal, Inc. (NYSE:HCC) (“Warrior” or the “Company”) today announced results for the fourth quarter and full year ended December 31, 2018. Warrior is the leading dedicated U.S. based producer and exporter of high quality metallurgical (“met”) coal for the global steel industry.

Warrior reported fourth quarter 2018 net income of $374.2 million, or $7.11 per diluted share, compared to net income of $97.2 million, or $1.83 per diluted share, in the fourth quarter of 2017. Excluding the noncash income tax benefit recognized upon the release of the valuation allowance on deferred tax assets associated with Warrior's net operating losses (“NOLs”) and a noncash adjustment to the Company's asset retirement obligations due to a change in reclamation estimates, adjusted net income per share for the fourth quarter of 2018 was $2.38 per diluted share compared to $1.83 per diluted share in the fourth quarter of 2017. The Company reported Adjusted EBITDA of $161.6 million in the fourth quarter of 2018, compared to Adjusted EBITDA of $86.3 million in the fourth quarter of 2017.

The market for high quality premium met coal continued to be strong in the fourth quarter, reflecting robust economic growth and global steel production. “With strong customer demand and our ability to take advantage of a favorable pricing environment, we are pleased to report record high sales and production volumes for 2018, leading to record high financial performance,” commented Walt Scheller, CEO of Warrior. “We exceeded our guidance targets for this year and our unique business model provides a critical competitive advantage that gives us a confident outlook for 2019. Moreover, as a result of our record performance, we were able to invest capital of over $100 million in 2018 to further strengthen our company while also returning significant capital to stockholders through cash dividends and stock repurchases.”

Warrior reported full year 2018 net income of $696.8 million and adjusted net income of $459.0 million or net income of $13.17 per diluted share and adjusted net income of $8.67 per diluted share, compared to net income of $455.0 million and adjusted net income of $467.9 million, or net income of $8.62 per diluted share and adjusted net income of $8.86 per diluted share, in 2017. The Company reported Adjusted EBITDA of $601.0 million for the full year of 2018 compared to $517.7 million in 2017.

Warrior continues to advance its Blue Creek growth project and evaluate various development options to enhance project economics and reduce execution risk. Warrior believes that Blue Creek represents one of the few remaining untapped reserves of premium High Vol A metallurgical coal in the United States and that it has the potential to provide Warrior with meaningful growth. “With strong and consistent performances from Mine No. 7 and Mine No. 4, we are evaluating development alternatives for Blue Creek as we consider the next phase of growth for Warrior. We believe that Blue Creek represents a world-class asset that produces a complementary premium met coal product that has the potential to generate significant free cash flow through-the-cycle,” said Mr. Scheller. “We are excited by the promising results from our early work and believe Blue Creek has the potential to deliver significant value to our shareholders.”

Operating Results
The Company produced 1.9 million short tons of met coal in the fourth quarter of 2018, 20% more than the amount produced in the fourth quarter of 2017. For the full year of 2018, the Company produced 7.7 million short tons, a record year, which exceeded its guidance and expectations as the Company ramped up its operations and maximized efficiencies at the mines.

Sales volume in the fourth quarter of 2018 was 2.0 million short tons, 45% more than the same quarter last year, reflecting the strength of both continued production and demand from customers. Sales volume for the full year 2018 reached a record high for the Company of 7.6 million short tons and was 17% higher than 2017.

Additional Financial Results
Total revenues were $360.4 million for the fourth quarter of 2018, including $349.9 million in mining revenues, which consisted of met coal sales of 2.0 million short tons at an average net selling price of $177.50 per short ton, net of demurrage and other charges. Total revenues for 2018 were $1.4 billion, 18% higher than in 2017, due to a record sales volume of 7.6 million short tons that was 17% higher than 2017. Warrior capitalized on the rising pricing environment in the quarter by selling its met coal at 93% of the quarterly Australian premium low-volatility (“LV”) hard coking coal (“HCC”) index average price (the “Australian LV Index”).

Cost of sales for the fourth quarter of 2018 were $180.2 million, or 51.5% of mining revenues, and included mining costs, transportation and royalty costs compared to $136.7 million, or 60% of mining revenues in the same period of 2017. Cash cost of sales (free-on-board port) per short ton decreased to $92.64 in the fourth quarter 2018 from $100.97 in the fourth quarter of 2017, primarily due to higher sales volumes, lower spending and offset slightly by higher transportation costs, which is price sensitive to met coal pricing. For the full year 2018, cost of sales was $716.6 million compared to $592.5 million in 2017 and cash cost of sales (free-on-board) per short ton was $93.76 compared to $90.58 in 2017, primarily as a result of higher spending associated with the increased sales and production volume.

Selling, general and administrative expenses for the fourth quarter of 2018 were $7.6 million, or 2.1% of total revenues, and were $36.6 million for the full year. Depreciation and depletion costs for the fourth quarter of 2018 were $25.5 million, or 7.1% of total revenues, and were $97.2 million for all of 2018. Warrior incurred interest expense, net of $8.8 million during the fourth quarter of 2018 and $37.3 million for the full year.

Income tax benefit was $225.8 million in the fourth quarter of 2018, primarily reflecting the release of the valuation allowance on deferred tax assets associated with the Company's NOLs. The release of the valuation allowance was reflective of the Company's earnings trends and projected future taxable income.

Cash Flow and Liquidity
The Company continued to generate strong cash flows from operating activities in the fourth quarter of 2018 of $130.8 million compared to $91.4 million in the fourth quarter of 2017, a 43% increase. Full year 2018 cash flows from operating activities were $559.4 million, compared to $434.5 million for the full year 2017, a 29% increase. Net working capital, excluding cash, for the fourth quarter of 2018 increased by $38.9 million from the third quarter of 2018 and increased $10.7 million for the full year 2018 compared to 2017. The increase in net working capital, in 2018 was primarily attributable to an increase in trade accounts receivable due to higher sales volumes combined with an increase in income tax receivable offset by an increase in accounts payable and accrued expenses due to increased production and sales volume. The Company continued to make significant investments in its business during 2018, with total capital expenditures for the fourth quarter of 2018 of $25.6 million and $101.6 million for the full year of 2018.

Free cash flow was $105.2 million in the fourth quarter of 2018, which was $43.7 million, or 71% higher than in the prior year period. Free cash flow for the full year 2018 was $457.8 million, which was $115.9 million, or 24% higher than 2017. Free cash flow conversion increased 10% in 2018 to 76%. Cash flows used in financing activities for the fourth quarter were $27.0 million primarily due to the Company's stock repurchases, described below. The Company returned $400.0 million of capital to shareholders in 2018 in the form of dividends and stock repurchases, as reflected in cash flows used in financing activities.

The Company’s available liquidity as of December 31, 2018 was $326.0 million, consisting of cash and cash equivalents of $205.6 million combined with $120.4 million available under its recently-amended Asset-Based Revolving Credit Agreement.

Capital Allocation
The Company repurchased 1.1 million shares, totaling approximately $25.9 million, of Warrior's common stock in the fourth quarter of 2018. For the full year 2018, the Company repurchased 1.6 million shares, or 3% of outstanding shares, totaling approximately $38.0 million, under the Company's Stock Repurchase Program which authorized the Company to repurchase up to an aggregate of $40.0 million of the Company's outstanding common stock.

During 2018, Warrior returned $400 million of capital to stockholders and has returned $1.2 billion since its IPO. Warrior remains committed to returning cash to stockholders through dividends and stock repurchases.

Regular Quarterly Dividend
On February 19, 2019, the board of directors of the Company (the “Board”) declared a regular quarterly cash dividend of $0.05 per share, totaling approximately $2.6 million, which will be paid on March 11, 2019, to stockholders of record as of the close of business on March 4, 2019.

S&P Upgrade
On January 23, 2019, the Company announced that Standard & Poor's ("S&P") had affirmed the Company's corporate credit rating of "B+", raised the issue level rating on the Company's Senior Secured Notes due 2024 (the "Notes") from "BB-" to "BB" and raised the recovery rating to 1 from 2. According to S&P, the upgrade reflects the Company's strong financial performance, strong credit metrics and a stable outlook. The upgrade further reflects S&P's view about the Company's ability to maintain strong EBITDA margins, low debt leverage and strong free cash flow in 2019.

Restricted Payment Offer and Concurrent Tender Offer
On February 21, 2019, the Company announced in a separate press release the commencement of an offer to repurchase (the “Restricted Payment Offer”) up to $150.0 million aggregate principal amount of its 8.00% Senior Secured Notes due 2024 (the “Notes”) at a repurchase price of 103% of the principal amount plus accrued and unpaid interest to the repurchase date. The Restricted Payment Offer is being made in accordance with the indenture governing the Notes to provide the Company with the ability in the future to declare special dividends and/or repurchase shares of common stock of an estimated $150 million. The Company concurrently announced the launch of a tender offer (the “Tender Offer”) to repurchase up to $150 million aggregate principal amount of its Notes at a repurchase price of 104.25% of the principal amount plus accrued and unpaid interest to the repurchase date. This press release is not an offer to purchase or a solicitation of an offer to sell the Notes in the Restricted Payment Offer or the Tender Offer.

Blue Creek Update
Warrior continues to evaluate a number of development alternatives for Blue Creek. The Company is currently studying the feasibility of a single longwall operation that could produce up to 3.0 million short tons annually. While Warrior continues to optimize project parameters, preliminary engineering studies have estimated that initial capital expenditures of approximately $550 million to $600 million would be required to be spent over five years in order to develop this project. Once developed, Warrior believes that Blue Creek has the potential to offer robust project returns across a range of metallurgical coal prices:

Illustrated Returns based on Assumed Metallurgical Coal Prices(1)
	$150	$175	$200
Net present value ("NPV")(2) (8%)	$842mm	$1,302mm	$1,761mm
Per share (3)	$16.34	$25.25	$34.16
Internal rate of return ("IRR")(2)	24%	31%	37%
(1) These assumed prices are in metric tons and are for illustrative purposes only and are not a predictor of actual returns from the development of this project. These prices were selected because they reflect market expectations of long term pricing trends in met coal but there can be no guarantee of prices prevailing at any time in the future.
(2) The NPV and IRR calculations are for illustrative purposes only and are based on estimates and assumptions that may change, including due to future developments.
(3) NPV per share based on outstanding shares of 51.6 million as of February 15, 2019.

Warrior controls approximately 114 million short tons of reserves at Blue Creek and has the ability to acquire adjacent reserves that would increase total reserves to over 170 million short tons at Blue Creek. Based on our preliminary engineering studies indicating up to 3.0 million short tons of annual production from a single longwall operation, Blue Creek is expected to have a mine life in excess of 40 years. Also based on our preliminary engineering studies, we believe that the geology and reserve base of Blue Creek could support a second longwall that would be expected to increase annual production up to 6.0 million short tons, which would provide Warrior with future growth opportunities at Blue Creek.

Our third party reserve report indicates that Blue Creek would produce a premium High Vol A metallurgical coal that is characterized by low-sulfur and high coke strength after reaction (“CSR”). High Vol A has traditionally priced at a slight discount to the Australian Premium Low Vol and the U.S. Low Vol coals; however, recently has been priced at or slightly above these coals. Warrior expects High Vol A coals will continue to become increasingly scarce as a result of Central Appalachian producers mining thinner and deeper reserves, which is expected to continue to support prices. Warrior believes this creates an opportunity for Blue Creek to take advantage of favorable pricing dynamics driven by the declining supply of premium High Vol A coals.

Given the positive results of the work completed to date, Warrior plans to pursue a number of activities in 2019 to maintain project momentum and optimize Blue Creek's project parameters. These activities are expected to include additional core drilling, finalizing the rail loop design, and permitting the slurry storage and coarse refuse areas. Additionally, Warrior plans to continue to explore potential off-take arrangements as well as project financing alternatives. The Company expects Blue Creek will be fully permitted and 'shovel ready' by early 2020 at which point Warrior would be in a position to make a decision on development. “We are extremely excited by the potential we see at Blue Creek and believe the project could become the cornerstone of our future portfolio. We look forward to providing updates to our shareholders on our progress and key milestones over the next twelve months,” said Mr. Scheller.

Company Outlook
The Company's outlook for 2019 is subject to many risks that may impact performance, such as market conditions in the steel and met coal industries and overall global economic and competitive conditions, all as more fully described under Forward-Looking Statements. As a result of strong production in 2018, the Company expects to complete a total of five longwall moves in 2019, as compared to three longwall moves in 2018. Despite additional longwall moves, the Company is increasing the upper end of its guidance range for coal production and coal sales for 2019 compared to guidance provided for 2018. The Company’s guidance for the full year 2019 is summarized below and reflects management’s view of continued operational strength and expected market conditions:

Coal sales	7.1 - 7.6 million short tons
Coal production	7.1 - 7.6 million short tons
Cash cost of sales (free-on-board port)	$89 - $95 per short ton
Capital expenditures	$100 - $120 million
Selling, general and administrative expenses	$32 - $36 million
Interest expense, net	$40 - $42 million
Noncash deferred income tax expense	23% - 25%
Cash tax rate	0%

Key factors that may affect outlook include:

•	5 planned longwall moves in 2018 (1 - Q1, 1 - Q2, 1 - Q3, and 2 - Q4)

•	HCC index pricing

•	Exclusion of other non-recurring costs

The Company’s guidance for its capital expenditures consists of sustaining capital spending of approximately $70 - $87 million, including regulatory and gas requirements, and discretionary capital spending of $30 - $33 million for various operational improvements.

The Company does not provide reconciliations of its outlook for cash cost of sales (free-on-board port) to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable GAAP cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

Use of Non-GAAP Financial Measures
This release contains the use of certain U.S. non-GAAP (“Generally Accepted Accounting Principles”) financial measures. These non-GAAP financial measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP financial measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non-GAAP financial measures may not be comparable to other similarly titled measures used by other entities. The definition of these non-GAAP financial measures and a reconciliation of non-GAAP to GAAP financial measures is provided in the financial tables section of this release.

Conference Call
The Company will hold a conference call to discuss its fourth quarter 2018 results today, February 21, 2019, at 4:30 p.m. ET. To listen to the event live or access an archived recording, please visit http://investors.warriormetcoal.com/. Analysts and investors who would like to participate in the conference call should dial 1-844-340-9047 (domestic) or 1-412-858-5206

(international) 10 minutes prior to the start time and reference the Warrior Met Coal conference call. Telephone playback will also be available from 6:30 p.m. ET February 21, 2018 until 6:30 p.m. ET on February 28, 2019. The replay will be available by calling: 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and entering passcode 10127170.

About Warrior
Warrior is a large scale, low-cost U.S. based producer and exporter of premium HCC, operating highly efficient longwall operations in its underground mines located in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur and has strong coking properties and is of a similar quality to coal referred to as the premium HCC produced in Australia. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers and results in price realizations near the Australian LV Index. Warrior sells all of its met coal production to steel producers in Europe, South America and Asia. For more information about Warrior, please visit www.warriormetcoal.com.

Forward-Looking Statements
This press release contains, and the Company’s officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding 2019 guidance, sales and production growth, ability to maintain cost structure, demand, the future direction of prices, expected capital expenditures and future effective income tax rates. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” or “outlook,” “guidance” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry; federal and state tax legislation; changes in interpretation or assumptions and/or updated regulatory guidance regarding the Tax Cuts and Jobs Act of 2017; legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the Company’s mines; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining; the timing and impact of planned longwall moves; the Company’s obligations surrounding reclamation and mine closure; inaccuracies in the Company’s estimates of its met coal reserves; any projections or estimates regarding Blue Creek, including whether this project is developed and, if it is, the possible returns from this project, the Company's expectations regarding its future tax rate as well as its ability to effectively utilize its NOLs; the Company’s ability to develop or acquire met coal reserves in an economically feasible manner; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations, including cash necessary to pay any special or quarterly dividend or the timing and amount of any stock repurchases the Company makes under its stock repurchase program; the Company’s ability to comply with covenants in its credit facility or indenture relating to the Notes; integration of businesses that the Company may acquire in the future; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s Form 10-K for the year ended December 31, 2018 and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC's website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.

Contacts
For Investors:
Dale W. Boyles, 205-554-6129
dale.boyles@warriormetcoal.com

For Media:
William Stanhouse, 205-554-6131
william.stanhouse@warriormetcoal.com

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
($ in thousands, except per share)

	For the three months ended December 31, (Unaudited)		For the year ended December 31,
	2018	2017	2018	2017
Revenues:
Sales	$349,851	$228,843	$1,342,683	$1,124,645
Other revenues	10,509	10,960	35,324	44,447
Total revenues	360,360	239,803	1,378,007	1,169,092
Costs and expenses:
Cost of sales (exclusive of items shown separately below)	180,238	136,670	716,645	592,530
Cost of other revenues (exclusive of items shown separately below)	(11,654)	5,463	10,172	28,422
Depreciation and depletion	25,459	17,788	97,209	75,413
Selling, general and administrative	7,570	13,380	36,626	36,453
Transaction and other expenses	1,529	—	9,068	12,873
Total costs and expenses	203,142	173,301	869,720	745,691
Operating income	157,218	66,502	508,287	423,401
Interest expense, net	(8,842)	(5,057)	(37,314)	(6,947)
Income before income tax benefit	148,376	61,445	470,973	416,454
Income tax benefit	(225,814)	(35,711)	(225,814)	(38,592)
Net income	$374,190	$97,156	$696,787	$455,046
Basic and diluted net income per share (1):
Net income per share—basic	$7.13	$1.83	$13.19	$8.62
Net income per share—diluted	$7.11	$1.83	$13.17	$8.62
Weighted average number of shares outstanding—basic	52,504	53,018	52,812	52,800
Weighted average number of shares outstanding—diluted	52,643	53,027	52,918	52,806
Dividends per share:	$0.05	$11.26	$6.73	$14.92

(1) On April 12, 2017, in connection with the Company’s initial public offering, Warrior Met Coal, LLC filed a certificate of conversion, whereby Warrior Met Coal, LLC effected a corporate conversion from a Delaware limited liability company to a Delaware corporation and changed its name to Warrior Met Coal, Inc. In connection with this corporate conversion, the Company filed a certificate of incorporation. Pursuant to the Company’s certificate of incorporation, the Company is authorized to issue up to 140,000,000 shares of common stock $0.01 par value per share and 10,000,000 shares of preferred stock $0.01 par value per share.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

QUARTERLY SUPPLEMENTAL FINANCIAL DATA:

	For the three months ended December 31, (Unaudited)		For the year ended December 31,
(short tons in thousands)(1)	2018	2017	2018	2017
Tons sold	1,971	1,355	7,640	6,527
Tons produced	1,889	1,573	7,735	6,714
Gross price realization (2)	93%	101%	97%	96%
Average net selling price	$177.50	$168.89	$175.74	$172.31
Cash cost of sales (free on board port) per short ton (3)	$92.64	$100.97	$93.76	$90.58
(1)    1 short ton is equivalent to 0.907185 metric tons.
(2) For the three and twelve months ended December 31, 2018, our gross price realization represents a volume weighted-average calculation of our daily realized price per ton based on gross sales, which excludes demurrage and other charges, as a percentage of the Platts Index. For the three and twelve months ended December 31, 2017, gross price realization represents gross sales, excluding demurrage and other charges, divided by tons sold as a percentage of the Australian LV Index.

RECONCILIATION OF CASH COST OF SALES (FREE-ON-BOARD PORT) TO COST OF SALES REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended December 31, (Unaudited)		For the year ended December 31,
	2018	2017	2018	2017
Cost of sales	$180,238	$136,670	$716,645	$592,530
Asset retirement obligation	2,555	703	875	(621)
Stock compensation expense	(202)	(553)	(1,214)	(667)
Cash cost of sales (free-on-board port)(3)	$182,591	$136,820	$716,306	$591,242

(3)     Cash cost of sales (free-on-board port) is based on reported cost of sales and includes items such as freight, royalties, labor, fuel and other similar production and sales cost items, and may be adjusted for other items that, pursuant to GAAP, are classified in the Condensed Statements of Operations as costs other than cost of sales, but relate directly to the costs incurred to produce met coal. Our cash cost of sales per short ton is calculated as cash cost of sales divided by the short tons sold. Cash cost of sales per short ton is a non-GAAP financial measure which is not calculated in conformity with U.S. GAAP and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe cash cost of sales per ton is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Cash cost of sales per ton may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

RECONCILIATION OF ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER U.S. GAAP:

	For the three months ended December 31, (Unaudited)		For the year ended December 31,
(in thousands)	2018	2017	2018	2017
Net income	$374,190	$97,156	$696,787	$455,046
Interest expense, net	8,842	5,057	37,314	6,947
Income tax benefit	(225,814)	(35,711)	(225,814)	(38,592)
Depreciation and depletion	25,459	17,788	97,209	75,413
Asset retirement obligation	(23,407)	(1,005)	(19,942)	1,834
Stock compensation expense	807	3,026	6,405	4,181
Transaction and other expenses	1,529	—	9,068	12,873
Adjusted EBITDA (4)	$161,606	$86,311	$601,027	$517,702
Adjusted EBITDA margin (5)	44.8%	36.0%	43.6%	44.3%
(4)  Adjusted EBITDA is defined as net income before net interest expense, income tax expense, depreciation and depletion, non-cash asset retirement obligation accretion and valuation adjustment, non-cash stock compensation expense and transaction and other expenses.  Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition.  Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under GAAP.  We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations.  Furthermore, analogous measures are used by industry analysts to evaluate our operating performance.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.
(5) Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenues.

RECONCILIATION OF ADJUSTED NET INCOME TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands, except per share amounts)	For the three months ended December 31, (Unaudited)		For the year ended December 31,
	2018	2017	2018	2017
Net income	$374,190	$97,156	$696,787	$455,046
Incremental stock compensation expense	—	—	3,570	—
Transaction and other expenses, net of tax	1,529	—	9,068	12,873
Income tax valuation allowance release	(225,814)	—	(225,814)	—
Asset retirement obligation valuation adjustment	(24,562)	—	(24,562)	—
Adjusted net income (6)	$125,343	$97,156	$459,049	$467,919

Weighted average number of basic shares outstanding	52,504	53,018	52,812	52,800
Weighted average number of diluted shares outstanding	52,643	53,027	52,918	52,806

Adjusted basic net income per share:	$2.39	$1.83	$8.69	$8.86
Adjusted diluted net income per share:	$2.38	$1.83	$8.67	$8.86
(6)    Adjusted net income is defined as net income net of incremental non-cash stock compensation expense, transaction and other expenses, net of tax (based on each respective period's effective tax rate). Adjusted net income is not a measure of financial performance in accordance with GAAP, and we believe items excluded from adjusted net income are significant to the reader in understanding and assessing our results of operations. Therefore, adjusted net income should not be considered in isolation, nor as an alternative to net income under GAAP. We believe adjusted net income is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Adjusted net income may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
($ in thousands)

	For the three months ended December 31, (Unaudited)		For the year ended December 31,
	2018	2017	2018	2017
OPERATING ACTIVITIES:
Net income	$374,190	$97,156	$696,787	$455,046
Non-cash adjustments to reconcile net income to net cash provided by operating activities	(219,750)	24,069	(136,880)	81,631
Changes in operating assets and liabilities:
Trade accounts receivable	(24,649)	10,795	(20,653)	(51,850)
Other receivables	744	5,859	3,872	(8,121)
Income tax receivable	(12,431)	—	(12,431)	—
Inventories	9,255	(17,804)	(1,812)	(13,732)
Prepaid expenses	88	(10,418)	1,444	(17,366)
Accounts payable	(6,566)	3,838	5,060	14,388
Accrued expenses and other current liabilities	(5,350)	14,640	13,835	15,642
Non-current income tax receivable	17,945	(39,255)	17,945	(39,255)
Other	(2,679)	2,566	(7,771)	(1,871)
Net cash provided by operating activities	130,797	91,446	559,396	434,512
INVESTING ACTIVITIES:
Mine development costs	(5,355)	—	(8,937)	—
Purchases of property, plant, and equipment, and other	(23,050)	(29,954)	(98,692)	(92,625)
Net cash used in investing activities	(28,405)	(29,954)	(107,629)	(92,625)
FINANCING ACTIVITIES:
Net cash used in financing activities	(26,969)	(260,635)	(281,626)	(458,279)
Net increase (decrease) in cash and cash equivalents and restricted cash	75,423	(199,143)	170,141	(116,392)
Cash and cash equivalents and restricted cash at beginning of period	130,982	235,407	36,264	152,656
Cash and cash equivalents and restricted cash at end of period	$206,405	$36,264	$206,405	$36,264

RECONCILIATION OF FREE CASH FLOW TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended December 31, (Unaudited)		For the year ended December 31,
	2018	2017	2018	2017
Net cash provided by operating activities	$130,797	$91,446	$559,396	$434,512
Purchases of property, plant and equipment	(25,623)	(29,954)	(101,620)	(92,625)
Free cash flow (7)	$105,174	$61,492	$457,776	$341,887
Free cash flow conversion (8)	65.1%	71.2%	76.2%	66.0%
(7) Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment. Free cash flow is not a measure of financial performance in accordance with GAAP, and we believe items excluded from net cash provided by operating activities are significant to the reader in understanding and assessing our results of operations. Therefore, free cash flow should not be considered in isolation, nor as an alternative to net cash provided by operating activities under GAAP. We believe free cash flow is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Free cash flow may not be comparable to similarly titled measures used by other companies.
(8) Free cash flow conversion defined as free cash flow divided by Adjusted EBITDA.

WARRIOR MET COAL, INC.
CONDENSED BALANCE SHEETS
($ in thousands)

	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$205,577	$35,470
Short-term investments	17,501	17,501
Trade accounts receivable	138,399	117,746
Other receivables	1,434	5,306
Income tax receivable	21,607	9,176
Inventories, net	56,719	54,294
Prepaid expenses	27,932	29,376
Total current assets	469,169	268,869
Mineral interests, net	120,427	130,004
Property, plant and equipment, net	540,315	536,745
Deferred income taxes	222,780	—
Non-current income tax receivable	21,310	39,255
Other long-term assets	21,039	18,442
Total assets	$1,395,040	$993,315
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$33,588	$28,076
Accrued expenses	82,342	66,704
Other current liabilities	7,742	10,475
Current portion of long-term debt	760	2,965
Total current liabilities	124,432	108,220
Long-term debt	468,231	342,948
Asset retirement obligations	59,049	96,096
Other long-term liabilities	30,716	33,028
Total liabilities	682,428	580,292
Stockholders’ Equity:
Common stock, $0.01 par value per share (Authorized -140,000,000 shares, 53,256,098 issued and 51,622,898 outstanding as of December 31, 2018 and 53,284,470 issued and outstanding as of December 31, 2017)	533	534
Preferred stock, $0.01 par value per share (10,000,000 shares authorized, no shares issued and outstanding)	—	—
Treasury stock, at cost (1,633,200 shares)	(38,030)	—
Additional paid in capital	239,827	329,993
Retained earnings	510,282	82,496
Total stockholders’ equity	712,612	413,023
Total liabilities and stockholders’ equity	$1,395,040	$993,315